Exhibit 99.1

[ONEOK Logo]	News

June 18, 2004	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Lori Webster
918-588-7570

ONEOK affirms 2004 guidance; provides quarterly guidance

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today affirmed that its earnings guidance for 2004 remains in the range of $2.12 to $2.18 per diluted share of common stock. In addition, the company updated segment operating income estimates and provided quarterly earnings per share guidance.

ONEOK President, Chief Executive Officer and Chairman, David Kyle, said, “The update of ONEOK’s earnings outlook primarily reflects an increase in operating income for the gathering and processing segment and a decrease in our marketing and trading segment.

“We have not previously provided quarterly earnings guidance for 2004, but in as much as we are almost halfway through the year, we believe it is necessary to provide investors and analysts with the additional guidance. I would like to emphasize that based upon these expectations the company continues to perform well with a stable earnings base.”

UPDATED SEGMENT ESTIMATES

A segment income statement, capital expenditure forecast and cash flow projection for 2004 are included on Attachment I, but the following will highlight the changes:

Gathering and Processing

Operating income has been increased $26 million to $84 million for 2004 based on the continued effect of higher natural gas liquids to natural gas spreads on keep-whole contracts and higher prices generally for natural gas liquids and natural gas sold under percentage-of-proceeds contracts.

-more-

ONEOK affirms 2004 guidance;

provides quarterly guidance

June 18, 2004

Marketing and Trading

Projected operating income for this segment has been reduced $27 million to $155 million as reflected below:

(millions)	Previous 2004 Guidance	Transportation Basis	Guidance Change	Updated 2004 Guidance
Marketing & Storage	$124	$15	$2	$141
Trading	78	(15)	(31)	32
Retail	21		1	22

Total Net Revenues	223	—	(28)	195
Expenses	41		(1)	40

Operating Income	$182	$—	$(27)	$155

Marketing and storage revenues increased primarily due to the reclassification of $15 million of transportation basis out of trading revenue and into marketing and storage. These financial transactions are typically utilized to hedge future basis spreads under existing transportation contracts on various pipelines.

Trading revenues, which include natural gas options, power and crude oil, decreased $31 million to $32 million after removing the $15 million of transportation basis. Because lower volatility in natural gas prices impacts natural gas option margins, we have reduced estimated revenues for our natural gas option strategy. We have also reduced anticipated power trading margins. We are evaluating our overall trading strategy in light of these reductions.

Other Issues

•	Depreciation expense is expected to be about $190 million. Deferred taxes are estimated to be in the $90 to $95 million range.

•	Cash flows before changes in working capital are anticipated to exceed capital expenditures and dividends by $135 to $165 million in 2004.

•	The mandatory convertible equity units impact the number of shares used to calculate earnings per share. The impact of these securities for each period and the assumptions used for these calculations are shown on Attachment I.

QUARTERLY EARNINGS PER SHARE GUIDANCE (CONTINUING OPERATIONS)

	2004	2003
First quarter (actual)	$1.04	$1.20
Second quarter	$0.15	$0.23
Third quarter	$0.16	$0.01	(1)
Fourth quarter	$0.80	$0.65

	$2.15	$2.13	(1)

(1)	Quarterly earnings do not add to the fiscal year total due to the additional dilution in the third quarter from the Westar preferred securities. These preferred securities were eliminated in the fourth quarter of 2003.

-more-

ONEOK affirms 2004 guidance;

Provides quarterly guidance

June 18, 2004

For the first quarter comparison of 2004 to 2003 please refer to our form 10Q as filed with the Securities and Exchange Commission. The second quarter 2004 earnings are lower than those in 2003 primarily because of projected continued lower volatility in natural gas prices leading to lower options margins. The fourth quarter reflects anticipated greater withdrawals from storage at higher margins than last year.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK, Inc. and Subsidiaries	Attachment I
EARNINGS GUIDANCE

(In Millions, except per share data)	Previous 2004 Guidance	Updated 2004 Guidance	Change
Operating Income
Production	$48	$49	$1
Gathering and Processing	58	84	26
Transportation and Storage	51	51	—
Distribution	122	120	(2)
Marketing and Trading	182	155	(27)
Other	1	1	—

Operating income	462	460	(2)
Other income	2	2	—
Interest expense	100	99	(1)
Income taxes	140	139	(1)

Net Income	$224	$224	$—

Earnings Per Share of Common Stock - Diluted	$2.15	$2.15	$—

	Previous Guidance	2004 Updated Guidance
		Q1	Q2	Q3	Q4	12 Months
Average Shares of Common Stock - Diluted (millions of shares)
Average shares of common stock outstanding	102.2	99.3	102.7	103.1	103.5	102.2
Dilutive Components (1)
Mandatory convertible equity units (2)	1.6	1.7	1.2	1.6	2.0	1.6
Options and other dilutive units	0.3	0.3	0.4	0.4	0.4	0.4

Total Average Shares of Common Stock - Diluted	104.1	101.3	104.3	105.1	105.9	104.2

Capital Expenditures (No change)
Production						$43
Gathering and Processing						46
Transportation and Storage						20
Distribution						147
Marketing and Trading						1
Other						18

Total Capital Expenditures						$275

Cash Flow from Operations before Changes in Working Capital	$513					$513
Less Dividends	83					87
Less Capital Expenditures	275					275

Surplus	$155					$151

(1)	Earnings per share for each quarter will not necessarily add to the earnings per share for the twelve months and fiscal year to date due to changes in the number of shares between periods and rounding differences. Dilutive components included in the average shares of common stock for the twelve months and fiscal year to date are computed by taking the average for that component for each quarter in the respective period ( i.e. The Mandatory convertible equity units for the twelve-month period are computed by adding the units for each quarter and dividing by the number of quarters or 1.7 + 1.2 + 1.6 + 2.0 = 6.5, 6.5 / 4 = 1.6).
(2)	For purposes of this guidance, the dilutive effect of the mandatory convertible equity units has been calculated using $22.00, $22.50 and $23.00 as the average closing price for the last 20 trading days of the second, third and fourth quarters, respectively. Under this method, it is assumed that 19.5 million shares of common stock are issued for the equity units at $20.63. Those proceeds are used to repurchase common stock at current market prices. The difference between the shares issued and repurchased is used in the calculation of earnings per share. If the ONEOK common stock price is below $20.63 there is no impact on the earnings per share calculation.